Exhibit 10.14

VIACOM
EXCESS 401(k) PLAN
FOR DESIGNATED SENIOR EXECUTIVES

EFFECTIVE JANUARY 1, 2006

Section 1.    Establishment and Purpose of the Plan.

        1.1    Establishment.

        (a)   Effective August 28, 2002, Viacom Inc. established and maintained an unfunded plan of voluntarily deferred compensation. The plan was known as the Viacom Excess 401(k) Plan for Designated Senior Executives. The discussion below refers to Viacom Inc. prior to 2006 as "Old Viacom" and to the Viacom Excess 401(k) Plan for Designated Senior Executives prior to 2006 as the "Old Viacom Excess 401(k) Plan for Designated Senior Executives."

        (b)   On December 31, 2005, Old Viacom was restructured and separated into two publicly traded companies — Old Viacom, which was renamed CBS Corporation, and a new company outside the controlled group of Old Viacom, which was named Viacom Inc. (EIN 20-3515052). New Viacom Inc. consists principally of the following businesses: MTV Networks, BET, Paramount Pictures, Paramount Home Entertainment, and Famous Music. This new plan—the new Viacom Excess 401(k) Plan for Designated Senior Executives — was created, effective January 1, 2006, to benefit the employees of the new Viacom Inc. (the "Company" or "Viacom Inc.") and its participating subsidiaries. Old Viacom approved the spinoff of benefit liabilities associated with (1) participants in the Old Viacom Excess 401(k) Plan for Designated Senior Executives who were employees of Old Viacom and its subsidiaries on December 31, 2005 and were employees of a business which is part of the new Viacom Inc. controlled group on January 1, 2006 and (2) participants in the Old Viacom Excess 401(k) Plan for Designated Senior Executives who terminated employment with Old Viacom and its subsidiaries prior to December 31, 2005 and whose last employment with Old Viacom and its subsidiaries prior to January 1, 2006 was with a business which is part of the new Viacom Inc. controlled group on January 1, 2006 (including last employment with the Paramount Pictures corporate office, but not with the Old Viacom corporate office). The new Viacom Inc. adopted this new Plan, which was first effective on January 1, 2006. The amount of any spun-off liabilities was determined under the terms of the Old Viacom Excess 401(k) Plan for Designated Senior Executives as in effect on December 31, 2005.

        1.2    Purpose.    The purpose of this Plan is to provide benefits to Reporting Employees who are participants in the Viacom 401(k) Plan and whose annual base salary and commissions exceed annual Internal Revenue Code compensation limits. Under the Plan, an Eligible Employee may, in certain circumstances, elect to defer receipt of a portion of his Compensation. The Plan also provides that the Company will, in certain instances, credit the Ongoing Account of a Participant with an Employer Match. This

Plan is intended to comply with Section 409A of the Internal Revenue Code. However, the Plan remains subject to further modifications once final Section 409A regulations or Internal Revenue Service guidance has been issued.

        1.3    Reporting Employees.    Participation in this Plan is limited to employees of an Employer who are Reporting Employees. Any deferrals made under the Viacom Excess 401(k) Plan by a Reporting Employee prior to the date he becomes a Reporting Employee shall be transferred to the Plan as of the date such employee becomes a Reporting Employee. Except as provided to the contrary herein, any elections made under the Viacom Excess 401(k) Plan by a Reporting Employee prior to the date his account is transferred to the Plan shall remain in full force and effect in this Plan.

Section 2.    Definitions.

        The following words and phrases as used in this Plan have the following meanings:

        2.1    Account.    The term "Account" shall mean a Participant's individual account, as described in Section 4 of the Plan. For Participants who have a positive Account as of December 31, 2005, their Account shall equal the sum of their Grandfathered Account and their Ongoing Account.

        2.2    Board of Directors.    The term "Board of Directors" means the Board of Directors of the Company.

        2.3    Bonus.    The term "Bonus" means any cash bonus paid under the Viacom Inc. Short-Term Incentive Plan and any other comparable annual cash bonus plan sponsored by any Employer.

        2.4    Committee.    The term "Committee" means the Retirement Committee appointed by the Board of Directors. The Committee may act on its own behalf or through the actions of its duly authorized delegate.

        2.5    Company.    The term "Company" means Viacom Inc. (EIN No. 20-3515052).

        2.6    Compensation.    The term "Compensation" means an Eligible Employee's annual compensation as defined in the Viacom 401(k) Plan, except that the limitations imposed by Section 401(a)(17) of the Internal Revenue Code of 1986 (as amended) (the "Code") and Bonuses shall not be taken into account.

        2.7    Disability.    A Participant shall be deemed to have incurred a "Disability" or to be "Disabled" if the Participant was Disabled under the terms of the Old Viacom Excess 401(k) Plan for Designated Senior Executives as of December 31, 2004 or if the Participant:

        (a)   is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

        (b)   is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the participant's employer.

        (c)   Relationship to Termination. The date a Participant meets the definition of Disability shall be treated as the date he terminates employment for purposes of Section 6 of the Plan.

        2.8    Eligible Employee.    The term "Eligible Employee" means an Employee of an Employer (a) for whom the sum of (1) the rate of annual base salary for a particular year and (2) actual commissions received for the prior year, equals or is greater than the annual compensation limit in effect under Internal Revenue Code Section 401(a)(17) (as adjusted from time to time by the Committee) for the particular year, (b) who is designated by the Committee as an employee who is eligible to participate in the Plan, and (c) who is a Reporting Employee. If an employee becomes an Eligible Employee in any Plan Year, such employee shall remain an Eligible Employee for all future Plan Years; provided, however, that the Committee may terminate such employee's eligibility for the Plan if his annual base salary as of January 1 of any Plan Year is less than the amount in clause (a) above in effect for the Plan Year in which such employee initially became an Eligible Employee. All Employees who were Eligible Employees under the old Viacom Excess 401(k) Plan for Designated Senior Executives immediately prior to January 1, 2006 swill remain Eligible Employees of this Plan, subject to this Section 2.8.

        2.9    Employer.    The term "Employer" means the Company and any affiliate or subsidiary that adopts the Plan on behalf of its Eligible Employees.

        2.10    Employer Match.    The term "Employer Match" means the amounts credited to a Participant's Account with respect to a Participant's Excess Salary Reduction Contributions, calculated using the rate of matching contributions under the Viacom 401(k) Plan in effect at the time such Plan contributions are made.

        2.11    Excess Salary Reduction Contributions.    The term "Excess Salary Reduction Contributions" means the portion of a Participant's Compensation, excluding any Bonus earned during a Plan Year (after such Participant has reached any Limitation) that he elects to defer under the terms of this Plan.

        2.12    Grandfathered Account.    "Grandfathered Account" means the portion of a Participant's vested Account balance as of December 31, 2004 under the Old Viacom Excess 401(k) Plan for Designated Senior Executives, adjusted for earnings (or losses) thereon. The Company will keep appropriate records of the Grandfathered Account.

        2.13    Grandfathered Account Payment Option.    "Grandfathered Account Payment Option" means the payment option that applies to a Participant's Grandfathered Account in this Plan (see Section 5.2) and to his Grandfathered Account in the Viacom Bonus Deferral Plan for Designated Senior Executives. A Participant's Grandfathered Account Payment Option will be his "Joint Payment Option" in effect for the Old Viacom Excess 401(k) Plan for Designated Senior Executives unless and until he changes his Grandfathered Account Payment Option pursuant to Section 5.2(d)(1).

        2.14    Investment Options.    The term "Investment Options" means the investment funds available to participants in the Viacom 401(k) Plan, excluding the Self-Directed Brokerage Account.

        2.15    Limitation.    The term "Limitation" means the limitation on contributions to defined contribution plans under Code Section 415(c), on compensation taken into account under Code Section 401(a)(17), or on elective deferrals under Code Section 401(k)(3) and Code Section 402(g).

        2.16    Old Viacom.    "Old Viacom" shall mean Viacom Inc., EIN 04-2949533, and its successors. Effective January 1, 2006, this entity was renamed CBS Corporation.

        2.17    Old Viacom Excess 401(k).    "Old Viacom Excess 401(k) Plan" shall mean the Viacom Excess 401(k) Plan, as sponsored by Old Viacom. Effective January 1, 2006, this plan was renamed the CBS Excess 401(k) Plan.

        2.18    Old Viacom Excess 401(k) Plan for Designated Senior Executives.    "Old Viacom Excess 401(k) Plan for Designated Senior Executives" shall mean the Viacom Excess 401(k) Plan for Designated Senior Executives, as sponsored by Old Viacom. Effective January 1, 2006, this plan was renamed the CBS Excess 401(k) Plan for Designated Senior Executives.

        2.19    Ongoing Account.    "Ongoing Account" means the portion of a Participant's Account other than his Grandfathered Account.

        2.20    Ongoing Account Payment Option.    "Ongoing Account Payment Option" means the payment option that applies to a Participant's Ongoing Account in this Plan (see Section 5.2) and to his Ongoing Account in the Viacom Bonus Deferral Plan for Designated Senior Executives. A Participant's Ongoing Account Payment Option in effect for the Old Viacom Excess 401(k) Plan, if any, shall continue in effect under this Plan and shall be irrevocable.

        2.21    Participant.    The term "Participant" means an Eligible Employee who elects to have Excess Salary Reduction Contributions made to the Plan.

        2.22    Plan.    The term "Plan" means the Viacom Excess 401(k) Plan for Designated Senior Executives as set forth herein, as amended from time to time.

        2.23    Reporting Employee.    "Reporting Employee" means an Eligible Employee who is identified by the Company as a reporting person for purposes of Section 16 of the Securities and Exchange Act of 1934 or any employee of an Employer who is eligible to participate in the Plan and whose securities may be attributable to a Reporting Employee for purposes of Section 16 of the Securities and Exchange Act of 1934.

        2.24    Viacom 401(k) Plan.    "Viacom 401(k) Plan" means, effective January 1, 2006, the Viacom 401(k) Plan sponsored by the Company.

Section 3.    Participation.

        3.1    Designation of Eligible Employees.    All employees who were Eligible Employees under the Old Viacom Excess 401(k) Plan for Designated Senior Executives immediately prior to January 1, 2006 will remain Eligible Employees, subject to Section 2.8. Beginning January 1, 2006, each month the Committee will designate in its sole discretion those employees who satisfy the terms of Section 2.8 as eligible to participate in the Plan.

        3.2    Election to Participate.    An Eligible Employee must elect to participate in the Plan. An Eligible Employee may elect, at any time after becoming eligible, to begin participation and to commence making Excess Salary Reduction Contributions during the Plan Year by filing an election with the Committee in accordance with this Section 3 and the rules and regulations established by the Committee. For the election to be effective during the Plan Year in which an individual first becomes an Eligible Employee, the election must be made not later than 30 days after the date he first becomes an Eligible Employee. For the election to be effective during any subsequent Plan Year, the election must be made not later than December 31 of the immediately preceding Plan Year. The election will be effective on a prospective basis beginning with the first eligible payroll period, or as soon as administratively practicable thereafter following receipt of the election by the Committee.

        3.3    Amendment or Suspension of Election.    Participants may change (including, suspend) their existing Excess Salary Reduction Contribution election under this Plan by filing a new election in accordance with the prescribed administrative guidelines, not later than December 31 of the preceding Plan Year. Such change will be effective on a prospective basis beginning with the first payroll period of the Plan Year following receipt of the new election by the Committee, or as soon as administratively practicable following receipt of the new election by the Committee. A Participant will not be permitted to make up suspended Excess Salary Reduction Contributions, and during any period in which a Participant's Excess Salary Reduction Contributions are suspended, the Employer Match to the Plan will also be suspended.

        3.4    Amount of Elections.

        Each election filed by an Eligible Employee must specify the amount of Excess Salary Reduction Contributions in a whole percentage between 1% and 15% of the

Participants' Compensation, excluding any Bonus. Except as described otherwise in this Section 3.4, no Eligible Employee shall be permitted during any Plan Year to make Excess Salary Reduction Contributions at a rate that exceeds the rate of his Before-Tax Contributions to the Viacom 401(k) Plan as in effect immediately preceding the time that the Eligible Employee actually commences Excess Salary Reduction Contributions to this Plan for that particular Plan Year.

Section 4.    Employer Match.

        An Employer Match will be credited approximately every two weeks to a Participant's Ongoing Account with respect to the eligible portion of Excess Salary Reduction Contributions of such Participant. The portion of a Participant's Excess Salary Reduction Contributions eligible for a match shall be limited to the first 5% of Compensation contributed each pay period. In general, the portion of a Participant's Excess Salary Reduction Contributions eligible for a match shall be based on Compensation up to an annual maximum amount of $750,000. However, special limits on annual Compensation are set out in Appendix A.

Section 5.    Individual Account.

        5.1    Creation of Accounts.    The Company will maintain an Ongoing Account in the name of each Participant. Each Participant's Ongoing Account will be credited with the amount of the Participant's Excess Salary Reduction Contributions, and Employer Match, if any, made in all Plan Years. The Company will also maintain a Grandfathered Account for Participants who have a vested Account Balance as of December 31, 2004 under the Old Viacom Excess 401(k) Plan for Designated Senior Executives.

        5.2    Election of Payment Option.

        (a)   Any Grandfathered Account Payment Option shall continue to apply to a Participant's Grandfathered Account until changed by the Participant in accordance with this Section 5.

        (b)   Any Eligible Employee who does not have an Ongoing Account Payment Option shall elect an Ongoing Account Payment Option at the same time that the Participant files his initial election to commence participation in the Plan pursuant to Section 3.2.

        (c)   (1) A Participant may elect to receive his Ongoing Account under either of the following Payment Options: (i) a single lump sum; or (ii) annual payments over a period of two, three, four or five years beginning, in either case, the later of (I) on or about January 31 of the calendar year immediately following the end of the Plan Year in which the Participant terminates employment, or (II) as soon as practicable following the first of the month following or coincident with the six-month anniversary of the Employee's separation from service, within the meaning of Code Section 409A. If no

Ongoing Account Payment Option election is made in accordance with the terms of the Plan or under the Viacom Bonus Deferral Plan for Designated Senior Executives, a Participant shall be deemed to have elected to receive his Ongoing Account in a single lump sum to be paid the later of (i) on or about January 31 of the calendar year immediately following the end of the Plan Year in which the Participant terminates employment or (ii) as soon as practicable following the first of the month following or coincident with the six-month anniversary of the Employee's separation from service, within the meaning of Code Section 409A, unless the Participant elects to be paid on or about January 31 of the 2nd, 3rd, 4th or 5th calendar year following the year in which the Participant terminates employment. If a Participant elects to receive annual payments over a period of two or more years, such annual payments shall be made in substantially equal annual payments, unless the Participant designates, at the time of making his Ongoing Account Payment Option election, a specific percentage of his Ongoing Account to be distributed in each year. All specified percentages must be a whole multiple of 10% and the total of all designated percentages must be equal to 100%.

        (2)   A Participant may elect to receive his Grandfathered Account under either of the following Payment Options: (i) a single lump sum; or (ii) annual payments over a period of two, three, four or five years beginning on or about January 31 of the calendar year immediately following the end of the Plan Year in which the Participant terminates employment. If no Grandfathered Account Payment Option election is made in accordance with the terms of the Plan or under the Viacom Bonus Deferral Plan for Designated Senior Executives, a Participant shall be deemed to have elected to receive his Grandfathered Account in a single lump sum on or about January 31 of the calendar year immediately following the end of the Plan Year in which the Participant terminates employment. If a Participant makes a Grandfathered Account Payment Option election to receive payments in a single lump sum, such lump sum shall be payable on or about January 31 of the calendar year immediately following the end of the Plan Year in which the Participant terminates employment, unless the Participant elects to be paid on or about January 31 of the 2nd, 3rd, 4th or 5th calendar year following the year in which the Participant terminates employment. If a Participant elects to receive annual payments over a period of two or more years, such annual payments shall be made in substantially equal annual payments, unless the Participant designates, at the time of making his Grandfathered Account Payment Option election, a specific percentage of his Grandfathered Account to be distributed in each year. All specified percentages must be a whole multiple of 10% and the total of all designated percentages must be equal to 100%.

Example 1:    If a Participant (i) elects (or is deemed to elect) a Grandfathered Account or Ongoing Account Payment Option that provides for a lump sum payment in the year following the Plan Year in which he terminates employment and (ii) terminates employment in February 2006, such lump sum shall be paid on or about January 31, 2007. A Participant alternatively could designate January 31 of 2008, 2009, 2010 or 2011 in which to receive his lump sum.

Example 2:    If a Participant (i) elects a Grandfathered Account or Ongoing Account Payment Option that provides for annual payments over a period of four years and (ii)

terminates employment in February 2006, the first installment from his Grandfathered Account and his Ongoing Account will be paid on or about January 31, 2007 and the subsequent payments will be made on or about January 31 of 2008 through 2010. Each payment on or about January 31 of 2007 through 2010 will be comprised of approximately 25% of the Participant's Grandfathered or Ongoing Account as of December 31 of the calendar year in which the Participant terminates employment. A Participant alternatively could designate 10% of his Grandfathered or Ongoing Account to be distributed in January 2007, 20% in January 2008, 30% in January 2009 and 40% in January 2010; or, any other combination of percentages that totals 100%.

Example 3:    If a Participant (i) elects (or is deemed to elect) a Grandfathered Account or Ongoing Account Payment Option that provides for a lump sum payment in the year following the Plan Year in which the Participate terminates employment and (ii) terminates employment in October 2006, his Grandfathered Account lump sum shall be paid on or about January 31, 2007 and his Ongoing Account lump sum shall be paid in May 2007 (as soon as administratively practicable following 6 months after his termination of employment).

Example 4:    If a Participant (i) elects a Grandfathered Account or Ongoing Account Payment Option that provides for annual payments over a period of four years and (ii) terminates employment in August 2006, the first installment from his Grandfathered Account will be paid on or about January 31, 2007 and the subsequent payments will be made on or about January 31 of 2008 through 2010. Each payment on or about January 31 of 2007 through 2010 will be comprised of approximately 25% of the Participant's Grandfathered Account as of December 31 of the calendar year in which the Participant terminates employment. The first installment from his Ongoing Account will be paid in March 2007 (as soon as administratively practicable following 6 months after his termination of employment) and each subsequent payment made in January of 2008 through 2010 will be comprised of approximately 25% of the Participant's Ongoing Account as of the Participant's date of termination.

        (d)   Changes.

        (1)    Grandfathered Account.    With respect to a Grandfathered Account, a Participant may change his Grandfathered Account Payment Option no more than three times over the course of his employment with the Company or any affiliate. A Participant may change an existing Grandfathered Account Payment Option only one time in any calendar year. Any change of a Participant's existing Grandfathered Account Payment Option election made less than six months prior to the Participant's termination of employment for any reason shall be null and void and the Participant's last valid Grandfathered Account Payment Option shall remain in effect.

        5.3    Investments.

        (a)   All Excess Salary Reduction Contributions will be credited through December 31st of the calendar year in which the Participant terminates employment with an amount equal to such amount which would have been earned had such contributions been invested in the same Investment Options and in the same proportion as the Participant may elect, from time to time, to have his Salary Reduction Contributions invested under the Viacom 401(k) Plan; or if no such election has been made, in the Plan's stable value fund as designated by the Committee. All Matching Employer Contributions will be credited through December 31st of the calendar year in which the Participant terminates employment with an amount equal to such amount which would have been earned had such contributions been invested in the Viacom Company Stock Fund in the Viacom 401(k) Plan unless the Participant has transferred any portion of that account to another Investment Option.

        (b)   If a Participant elects (or is deemed to elect) a single lump sum Grandfathered Account or Ongoing Account Payment Option payable in the first calendar year following the calendar year in which the Participant terminates employment and such payment is made on or about January 31 of the calendar year immediately following the end of the Plan Year in which the Participant terminates employment, no additional adjustments will be made to the Participant's Grandfathered Account or Ongoing Account after December 31st of the calendar year in which the Participant terminates employment. If however, payment of the Participant's Ongoing Account cannot be made until at least the six-month anniversary of the Employee's separation from service within the meaning of Code Section 409A, the Participant's Ongoing Account shall be credited with earnings based on the rate of return in the Plan's stable value fund as designated by the Committee beginning January 1st of the calendar year following the year in which the Participant terminates employment and continuing through the end of the month of such six-month anniversary. If a Participant elects a single lump sum Grandfathered Account or Ongoing Account Payment Option payable in the second, third, fourth or fifth calendar year following the calendar year in which the Participant terminates employment, the Participant' Grandfathered Account or Ongoing Account shall be credited with earnings based on the rate of return in the Plan's stable value fund as designated by the Committee beginning January 1st of the calendar year following the year in which the Participant terminates employment and continuing through December 31st of the calendar year immediately preceding the calendar year in which the single lump sum is paid.

        (c)   If a Participant elects annual payments, no additional adjustments will be made to any amount payable in the first calendar year following the year in which the Participant terminates employment. If, however, payment of the first installment of a Participant's Ongoing Account cannot be made until at least the six-month anniversary of the Employee's separation from service within the meaning of Code Section 409A, the Participant's Ongoing Account shall be credited with earnings based on the rate of return in the Plan's stable value fund as designated by the Committee beginning January 1st of the calendar year following the year in which the Participant terminates employment and continuing through the end of the month of such six-month anniversary. For any annual payments made in the second, third, fourth or fifth year following the calendar year in which the Participant terminates employment, the Participant's Grandfathered or Ongoing Account shall be credited with earnings based on the rate of return in the Plan's stable value fund as designated by the Committee beginning January 1st of the calendar year following the year in which the Participant terminates employment and continuing through December 31st of the calendar year immediately preceding the calendar year in which each payment is made.

        (d)   No provision of this Plan shall require the Company or the Employer to actually invest any amounts in any fund or in any other investment vehicle.

        5.4    Account Statements.    Each Participant will be given, at least annually, a statement showing (a) the amount of all Contributions, (b) the amount of Employer Match, if any, made with respect to his Account for such Plan Year, and (c) the balance of the Participant's Account after crediting Investments.

Section 6.    Payment.

        6.1    Payment on Account of Termination of Employment For Reasons Other Than Disability.    A Participant (or a Participant's beneficiary) shall be paid the balance in his Grandfathered Account or Ongoing Account following termination of employment in accordance with the Grandfathered Account or Ongoing Account Payment Option in effect with respect to the Participant.

        6.2    Payment on Account of Disability.    A Participant (or a Participant's beneficiary) shall be paid the balance in his Grandfathered Account or Ongoing Account following the date he meets the definition of Disability in accordance with the Grandfathered Account or Ongoing Account Payment Option in effect with respect to the Participant. If a Participant no longer meets the definition of Disability and returns to work with an Employer, no further payments shall be made on account of the prior Disability, and distribution of his remaining Grandfathered Account or Ongoing Account shall be made as otherwise provided in this Section 6 at the time of his subsequent termination of employment.

Section 7.    Nature of Interest of Participant.

        Participation in this Plan will not create, in favor of any Participant, any right or lien in or against any of the assets of the Company or any Employer, and all amounts of Compensation deferred here under shall at all times remain an unrestricted asset of the Company or the Employer. A Participant's rights to benefits payable under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, or encumbrance. All payments hereunder shall be paid in cash from the general funds of the Company or applicable Employer and no special or separate fund shall be established and no other segregation of assets shall be made to assure the payment of benefits hereunder. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between any Employer and a Participant or any other person, and the Company's and each Employer's promise to pay benefits hereunder shall at all times remain unfunded as to the Participant.

Section 8.    Hardship Distributions.

        8.1    Hardship Definition.    A Participant may request the Committee to accelerate distribution of all or any part of the value of his Account solely for the purpose of alleviating an immediate financial emergency. For purposes of this Section 8.1, such an immediate financial emergency shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. This requirement is met only if the amounts distributed with respect to an emergency do not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant's assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), including loans and withdrawals from the Viacom 401(k) Plan.

        8.2    Committee Discretion.    The Committee may request that the Participant provide certifications and other evidence of qualification for such emergency hardship distribution as it determines appropriate. The decision of the Committee with respect to the grant or denial of all or any part of such request shall be in the sole discretion of the Committee, whether or not the Participant demonstrates that an immediate financial emergency exists, and shall be final and binding and not subject to review.

Section 9.    Beneficiary Designation.

        A Participant's beneficiary designation for this Plan will automatically be the same as the Participant's beneficiary designation recognized under the Viacom 401(k) Plan, unless a separate Designation of Beneficiary Form for this Plan has been properly filed.

Section 10.    Administration.

        10.1    Committee.    This Plan will be administered by the Committee, the members of which will be selected by the Board of Directors.

        10.2    Powers of the Committee.    The Committee's powers will include, but will not be limited to, the power:

        (a)   to determine who are Eligible Employees for purposes of participation in the Plan;

        (b)   to interpret the terms and provisions of the Plan and to determine any and all questions arising under the Plan, including without limitation, the right to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision;

        (c)   to adopt rules consistent with the Plan; and

        (d)   to approve certain amendments to the Plan.

        10.3    Claims Procedure.    The Committee shall have the exclusive right to interpret the Plan and to decide any and all matters arising thereunder.

        (a)   Claim for Benefit.    Claims as to the amount of any distribution or method of payment under the Plan must be submitted in writing to the Committee. The Committee shall notify the Participant of its decision by written or electronic notice, in a manner calculated to be understood by the Participant. The notice shall set forth:

          (1)   the specific reasons for the denial of the claim;

          (2)   a reference to specific provisions of the Plan on which the denial is based;

          (3)   a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary; and

          (4)   an explanation of the Plan's claims review procedure for the denied or partially denied claim and any applicable time limits, and a statement that the Participant has a right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") following an adverse benefit determination on review.

        Such notification shall be given within 90 days after the claim is received by the Committee (or within 180 days, if special circumstances require an extension of time for processing the claim, and provided written notice of such extension and circumstances and the date a decision is expected is given the Participant within the initial 90-day period). The time period begins when the claim is filed, regardless of whether the Plan has all of the information necessary to decide the claim at the time of filing. A claim is considered approved only if its approval is communicated in writing to the Participant.

        (b)    Review or Denial of Claim.    Upon denial of a claim in whole or in part, a Participant shall have the right to submit a written request to the Committee for a full and fair review of the denied claim. A request for review of a claim must be submitted within 60 days of receipt by the Participant of written notice of the denial of the claim. If the Participant fails to file a request for review within 60 days of the denial notification, the claim will be deemed abandoned and the Participant precluded from reasserting it. Also, if the Participant is not provided a notice of denial, the Participant may submit a written request for review to the Committee.

        The Participant shall have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Participant's claim for benefits. The Participant may submit written comments, documents, records, and other information relating to the claim for benefits. The review shall take into account all comments, documents, records, and other information submitted by the Participant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.

        (c)    Decision by the Committee.    The Committee will advise the Participant of the results of the review within 60 days after receipt of the written request for review (or within 120 days if special circumstances require an extension of time for processing the request, and if notice of such extension and circumstances is given to such Participant within the initial 60 day period).

        The decision on review shall be in written or electronic form, in a manner calculated to be understood by the Participant. The notice shall set forth:

          (1)   the specific reasons for the denial of the appeal of the claim;

          (2)   the specific reference to pertinent provisions of the Plan on which the denial is based;

          (3)   a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Participant's claim for benefits;

          (4)   a statement describing any voluntary appeal procedures offered by the Plan (if any) and the Participant's right to obtain the information about such procedures and a statement of the Participant's right to bring an action under Section 502(a) of ERISA.

        To the extent of its responsibility to review the denial of benefit claims, the Committee shall have full authority to interpret and apply in its discretion the provisions of the Plan. The Committee may request a meeting to clarify any matters deemed appropriate.

        A Participant, beneficiary, or other individual alleging a violation of or seeking any remedy under any provision of ERISA shall also be subject to the claims procedure described in this Section 10.3. Any such claim shall be filed within one year of the time the claim arises or it shall be deemed waived and abandoned. Also, any suit or legal action will be subject to a one-year limitation period, measured from the date a claim arises and tolled during the period that any claim is pending under the claims procedures of this Section 10.3.

        10.4    Finality of Committee Determinations.    Determinations by the Committee and any interpretation, rule, or decision adopted by the Committee under the Plan or in carrying out or administering the Plan shall be final and binding for all purposes and upon all interested persons, their heirs, and personal representatives.

        10.5    Severability.    If a provision of the Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included in the Plan.

        10.6    Governing Law.    The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of New York, to the extent not preempted by the laws of the United States.

        10.7    Gender.    Wherein used herein, words in the masculine form shall be deemed to refer to females as well as males.

Section 11.    No Employment Rights.

        No provisions of the Plan or any action taken by the Company, the Board of Directors, or the Committee shall give any person any right to be retained in the employ of any Employer, and the right and power of the Company to dismiss or discharge any Participant is specifically reserved.

Section 12.    Amendment, Suspension, and Termination.

        The Committee shall have the right to amend the Plan at any time, unless provided otherwise in the Company's governing documents. The Board of Directors shall have the right to suspend or terminate the Plan at any time. No amendment, suspension or termination shall, without the consent of a Participant, adversely affect the value of such Participant's Account. In the event the Plan is terminated, the Committee shall continue to administer the Plan in accordance with the relevant provisions thereof.

Appendix A — Special Limits on Annual Compensation

Notwithstanding the provisions of Section 4 of the Plan, the following special limits on annual Compensation shall apply:

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  For Employees eligible as of December 31, 1995 under the Old Viacom Excess 401(k) Plan and whose Compensation for the 1995 Plan Year exceeded $750,000, the maximum annual Compensation for the 1996 Plan Year and each subsequent Plan Year eligible for Employer Match shall be the Employee's Compensation under the Old Viacom Excess 401(k) Plan for the 1995 Plan Year.

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  For a Participant who is also a full-time employee of CBS Corporation or a member of its controlled group and a participant in the Old Viacom 401(k) Plan and the Old Viacom Excess 401(k) Plan or the Old Viacom Excess 401(k) Plan for Designated Senior Executives on and after January 1, 2006, the maximum annual Compensation for the 2006 Plan Year and each subsequent Plan Year eligible for Employer Match shall be $375,000.